As filed with the Securities and Exchange Commission on March 1, 2023

Registration No. 333-261245

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Clarus Therapeutics Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	85-1231852
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

355 S. Grand Avenue
Suite 1450, Los Angeles, CA	90071
(Address of Principal Executive Offices)	(Zip Code)

2021 Stock Option and Equity Incentive Plan

2021 Employee Stock Purchase Plan

(Full title of the plan)

Lawrence R. Perkins

Chief Restructuring Officer

Clarus Therapeutics Holdings, Inc.

355 S. Grand Avenue

Suite 1450

Los Angeles, CA 90071

(Name and address of agent for service)

(847) 562-4300

(Telephone number, including area code, of agent for service)

Copies to:

Mitchell S. Bloom, Esq.

Marianne Sarrazin, Esq.

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

Tel: (617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment, filed by Clarus Therapeutics Holdings, Inc., a Delaware corporation, or the Registrant, relates to the Registration Statement on Form S-8 (No. 333-261245) pertaining to the registration of an aggregate of 3,822,500 shares of the Registrant’s common stock, $0.0001 par value per share, or the Shares, issuable under the Registrant’s 2021 Stock Option and Incentive Plan and 2021 Employee Stock Purchase Plan, which was filed by the Registrant with the U.S. Securities and Exchange Commission on November 19, 2021.

On September 5, 2022, the Registrant, and its wholly-owned subsidiary Clarus Therapeutics, Inc., filed voluntary petitions for bankruptcy protection under Chapter 11 of Title 11 of the United States Bankruptcy Code. The filing was made in the United States Bankruptcy Court for the District of Delaware (Case No. 22-10845), or the Chapter 11 Case.

In connection with the Chapter 11 Case, the Registrant has terminated any and all offerings pursuant to the Registration Statement. In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offering, the Registrant hereby removes from registration all Shares registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on March 1, 2023.

CLARUS THERAPEUTICS HOLDINGS, INC.

/s/ Lawrence R. Perkins
Name:	Lawrence R. Perkins
Title:	Chief Restructuring Officer